Exhibit 15.2

Li Bang International Corporation Inc.	Email dbulley@applebyglobal.com
4th Floor, Harbour Place
103 South Church Street
P.O. Box 10240	Direct Dial +852 2905 5770
Grand Cayman KY1-1002
Cayman Islands

Attention: The Board of Directors	Tel+852 6201 3662

Appleby Ref 475447.0001

13 November 2026

Suites 3504B-06

35/F, Two Taikoo Place

979 King’s Road

Quarry Bay

Hong Kong

Tel +852 2523 8123

applebyglobal.com

Managing Partner

David Bulley

Partners

Fiona Chan

Vincent Chan

Chris Cheng

Richard Grasby

Judy Lee

Michael Makridakis

John McCarroll SC

Lorinda Peasland

Eliot Simpson

Freya Xu

Li Bang International Corporation Inc. (Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s annual report for the fiscal year ended June 30, 2026 on Form 20-F (Annual Report), which will be filed with the United States Securities and Exchange Commission (Commission) under the United States Securities Act of 1933, as amended (Securities Act).

We consent to the filing of this consent letter as an exhibit to the Annual Report and to the reference to our name in the Annual Report. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of the Commission’s Regulation S-K promulgated under the Securities Act.

Yours faithfully

/s/ Appleby

Appleby